                                                                     Exhibit 8.2

                                              , 1999

CMC Industries, Inc.
4950 Patrick Henry Drive
Santa Clara, CA 95054

Ladies and Gentlemen:

   We have acted as counsel for CMC Industries, Inc., a Delaware corporation ("Company"), in connection with the preparation and execution of the Agreement and Plan of Merger and Reorganization (the "Agreement") dated as of May 10, 1999, by and among ACT Manufacturing, Inc., a Massachusetts corporation ("Parent"), East Acquisition Corp., Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and Company. This opinion is being delivered to you pursuant to Section 6.01(d) of the Agreement. Pursuant to the Agreement, Sub will merge with and into Company (the "Merger"), the separate corporate existence of Sub will cease and Company will become a wholly-owned subsidiary of Parent. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

   You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon the facts, statements, descriptions and representations set forth in the Agreement (including the Exhibits, the Schedules and the Parent and Company Disclosure Schedules), and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon certificates of officers of Parent and Sub, and of Company, respectively (the "Officers' Tax Certificates").

   In connection with rendering this opinion, we have assumed (without any independent investigation) that:

   1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

   2. Any statement made in any of the documents referred to herein "to the knowledge" of any person or party or similarly qualified is correct without such qualification; and

   3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations.

   Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the provisions of the Agreement and the statements set forth in the Officers' Tax Certificates are true and correct, then, for United States federal income tax purposes, the Merger qualifies as a "reorganization" within the meaning of
Section 368(a) of the Code.

   This opinion represents and is based upon our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a

CMC Industries, Inc.
   , 1999
Page 2

prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

   This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

   No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate through the Effective Time and at all relevant times thereafter. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

   This opinion is intended for the benefit of Company and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person or entity without our prior written consent.

                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation